UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 22, 2020

CASI PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

delaware (State or other jurisdiction of incorporation or organization)	0-20713 (Commission File Number)	58-1959440 (IRS Employer Identification No.)

9620 Medical Center Drive, Suite 300

Rockville, Maryland

(Address of principal executive offices)

20850

(Zip Code)

(240) 864-2600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock	CASI	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

As previously reported, on June 15, 2019, CASI Pharmaceuticals, Inc., a Delaware corporation (the "Company"), entered into a License Agreement (the "License Agreement") with Juventas Cell Therapy Ltd. ("Juventas"), a China-based domestic company located in Tianjin City, China. Under the terms of the License Agreement, the Company obtained an exclusive, worldwide license for the commercialization of an autologous anti-CD19 T-cell therapy product ("CNCT19") in exchange for a future development milestone and sales royalties. Juventas was responsible for the clinical development, manufacturing and supply of CNCT19. In addition, as a part of the transaction, CASI Biopharmaceuticals (Wuxi) Co., Ltd. (“CASI Wuxi Bio”) invested RMB 80 million in Juventas’ Series A financing, representing an approximately 16.3% equity stake in Juventas upon the closing of such equity financing.

On September 22, 2020, Juventas and its shareholders (including CASI Wuxi Bio) agreed to certain terms and conditions demanded by a new third-party investor in connection with Juventas’ Series B financing. In order to facilitate the Series B financing, the Company agreed to amend and supplement its original licensing agreement to provide Juventas and the Company with co-marketing and profit-sharing rights for CNCT19 (the “Supplementary Agreement”). A committee of the Company’s independent directors reviewed the terms of the Supplementary Agreement and recommended it to the board of directors for approval.

Pursuant to the terms of the Supplementary Agreement, the Company and Juventas will partner to co-commercialize CNCT19 under the direction of a Joint Steering Committee (“JSC”) comprised of an equal number of representatives from each party. This Committee will develop and oversee the commercialization plan for CNCT19 including, but not limited to, the pricing, reimbursement, distribution, hospital listing, business planning, medical/marketing planning, budget approval, establishment of Standardized Cell Therapy Centers, clinical research related matters, and sales goals and incentive compensation. In addition, the Company and Juventas will jointly form a marketing team to develop brand positioning, formulate marketing strategies for product commercialization, and carry out marketing activities.

Juventas will continue to be responsible for the clinical development of CNCT19 and post-commercialization, Juventas will supply the Company with CNCT19 at a price equal to the cost of goods sold, plus a percentage mark up.

Juventas and the Company will jointly market CNCT19, including, but not limited to, establishing medical teams, developing medical strategies, conducting post-marketing clinical studies, establishing Standardized Cell Therapy Centers, establishing and training providers with respect to cell therapy, testing for cell therapy, and monitoring quality controls (cell collection and transfusion, etc.), and patient management (adverse reactions treatment, patients’ follow-up visits, and establishment of a database). The Company also will reimburse Juventas for a portion of Juventas’ marketing expenses as reviewed and approved by the JSC. The Company will continue to be responsible for recruiting and establishing a sales team to commercialize CNCT19.

Under the Supplementary Agreement, the Company and Juventas will share a percentage of total net profits, with CASI receiving a tiered percentage increasing up to 50% of the net profit from commercial sales of CNCT19 depending on annual net sales. The Supplementary Agreement also specifies a minimum annual target net profit to be distributed to Juventas as a percentage of net profit from commercial sales. In addition, the Company will continue to be obligated to pay Juventas a single digit royalty fee equal to a percentage of net sales that varies by region.

As part of the consideration for the Supplementary Agreement, Juventas will waive the RMB 70 million milestone payment due from the Company in connection with upcoming start of registration trials for CNCT19 and also has agreed to grant to CASI co-commercialization rights, on substantially the same terms and conditions as set forth in the License Agreement and the Supplementary Agreement, to a new product as agreed by the parties upon payment of a future milestone payment by CASI. In addition, CASI Wuxi Bio will invest RMB 70 million in Juventas’ Series A Plus equity, resulting in equity ownership of approximately 20% (post-Juventas Series B financing). CASI Wuxi Bio also will be entitled to appoint a director to Juventas’ board of directors.

Wei-Wu He, Ph.D., the Company’s Chairman and Chief Executive Officer, is the chairman and a founding shareholder of Juventas. Dr. He did not participate in the committee’s deliberations or board of directors’ approval of the transaction.

James Huang, Chairman of the Company’s Audit Committee, is a founding partner of Panacea Venture, a global venture fund focusing on investments in innovative and transformative early and growth stage healthcare and life science companies. Panacea Venture is a current shareholder of Juventas.

The foregoing description of the Supplementary Agreement does not purport to be a complete description of the rights and obligations of the parties thereto and is qualified in its entirety by reference to the full text of the Supplementary Agreement that will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description of Document

104	Inline XBRL for the cover page of this Current Report on Form 8-K

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CASI PHARMACEUTICALS, INC.
(Registrant)

/s/ Larry Zhang
President

Date: September 28, 2020